Exhibit d(1)(ii)

NEUBERGER BERMAN
ADVISERS MANAGEMENT TRUST
MANAGEMENT AGREEMENT
SCHEDULE A

Portfolios

International Equity Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Real Estate Portfolio
Short Duration Bond Portfolio
Sustainable Equity Portfolio

Date: May 1, 2019

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Advisers Management Trust Management Agreement shall be calculated in accordance with the following schedules:

Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Sustainable Equity Portfolio

0.55% on the first $250 million of average daily net assets
0.525% on the next $250 million of average daily net assets
0.50% on the next $250 million of average daily net assets
0.475% on the next $250 million of average daily net assets
0.45% on the next $500 million of average daily net assets
0.425% on the next $2.5 billion of average daily net assets
0.40% on average daily net assets in excess of $4 billion

International Equity Portfolio

0.85% on the first $250 million of average daily net assets
0.825% on the next $250 million of average daily net assets
0.80% on the next $250 million of average daily net assets
0.775% on the next $250 million of average daily net assets
0.75% on the next $500 million of average daily net assets
0.725% on the next $1 billion of average daily net assets
0.70% on average daily net assets in excess of $2.5 billion

Short Duration Bond Portfolio

0.17% on the first $2 billion of average daily net assets
0.15% on average daily net assets in excess of $2 billion

Real Estate Portfolio

0.85% of average daily net assets

DATED: February 28, 2020

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